Newell Brands Announces Fourth Quarter and Full Year 2023 Results
Q4 Net Sales and Core Sales Decline 9%
Q4 Gross Margin and Operating Margin Improve Versus Prior Year
Full Year Operating Cash Flow Increases $1.2 Billion Versus Prior Year
Provides Initial Outlook for Full Year 2024

ATLANTA, GA – February 9, 2024 – Newell Brands (NASDAQ: NWL) today announced its fourth quarter and full year 2023 financial results.

Chris Peterson, Newell Brands President and Chief Executive Officer, said, "Since our leadership transition in May 2023, we introduced and deployed a comprehensive corporate strategy, which focuses on disproportionately investing in innovation, brand building, and go-to-market excellence in our largest and most profitable countries and brands as part of a clear set of Where to Play and How to Win choices. Behind this clear focus, and amidst a difficult external environment, we drove record productivity across the supply chain, significantly improved cash flow by rightsizing inventory, further reduced Newell's SKU count and took decisive actions to strengthen the company's front-end commercial capabilities, which are critical to returning Newell to sustainable and profitable growth. The tangible progress on our strategy, together with our actions to reduce overhead cost structure, bolster our confidence that we are taking appropriate actions to strengthen the organization, improve its financial performance and create value for our stakeholders."

Mark Erceg, Newell Brands Chief Financial Officer, said, "We dramatically improved the underlying structural economics of the business during the fourth quarter, as both gross margin and operating margin expanded significantly versus last year. In addition, full year operating cash flow was very strong, increasing by $1.2 billion to $930 million, which allowed us to reduce debt by about $500 million. We remain confident that despite a challenging macro-economic backdrop, the significant investments we are making to augment our core capabilities and accelerate our business transformation will allow us to fully operationalize our new corporate strategy and strengthen the company's performance going forward."

Executive Summary
–Fourth quarter net sales were $2.1 billion, a decline of 9.1 percent compared with the prior year period. Core sales declined 9.3 percent compared with the prior year period.
–Fourth quarter reported gross margin increased to 29.9 percent compared with 26.3 percent in the prior year period. Normalized gross margin increased to 32.3 percent compared with 26.6 percent in the prior year period.
–Fourth quarter reported operating margin was negative 0.5 percent compared with negative 11.9 percent in the prior year period, as both periods included the impact of non-cash impairment charges. Normalized operating margin increased to 7.7 percent compared with 4.9 percent in the prior year period.
–Fourth quarter reported diluted loss per share was $0.21 compared with $0.60 in the prior year period. Normalized diluted earnings per share were $0.22 compared with $0.16 per share in the prior year period.
–Full year operating cash flow increased by $1.2 billion to $930 million compared with outflow of $272 million in the prior year.
–The company reduced debt to $4.9 billion at the end of 2023 compared with $5.4 billion at the end of 2022.

–In January 2024, the company announced an organizational realignment, which is expected to strengthen the company's front-end commercial capabilities and result in restructuring and related charges in the range of $75 million to $90 million and annualized pre-tax savings in the range of $65 million to $90 million, net of reinvestment.

–The company initiated its full year 2024 outlook for net sales decline of 8 percent to 5 percent and normalized earnings per share of $0.52 to $0.62.

Fourth Quarter 2023 Operating Results

Net sales were $2.1 billion, a 9.1 percent decline compared to the prior year period, reflecting a core sales decrease of 9.3 percent, as well as the impact of category exits and favorable foreign exchange.

Reported gross margin was 29.9 percent compared with 26.3 percent in the prior year period, as the benefits from FUEL productivity savings and pricing more than offset the impact of fixed cost deleveraging and higher restructuring-related charges. Normalized gross margin was 32.3 percent compared with 26.6 percent in the prior year period, which represents the second consecutive quarter of year-over-year improvement.

Reported operating loss was $10 million compared with $273 million in the prior year period. Non-cash impairment charges of $68 million and $326 million were incurred in the current and prior year periods, respectively, related to goodwill and intangible assets. Reported operating margin was negative 0.5 percent compared with negative 11.9 percent in the prior year period, as the contribution from pricing, FUEL productivity savings and Project Phoenix savings, as well as lower non-cash impairment charges, more than offset the impact of lower net sales and higher restructuring and related costs. Normalized operating income was $159 million, or 7.7 percent of sales, compared with $113 million, or 4.9 percent of sales, in the prior year period.

Net interest expense was $70 million compared with $64 million in the prior year period.

Reported tax benefit was $78 million compared with $81 million in the prior year period. The normalized tax benefit was $10 million compared with $5 million in the prior year period.

Reported net loss was $86 million, or $0.21 diluted loss per share, compared with $249 million, or $0.60 diluted loss per share, in the prior year period.

Normalized net income was $92 million, or $0.22 normalized diluted earnings per share, compared with $65 million, or $0.16 normalized diluted earnings per share, in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures, if available, are included in the tables attached to this release.

Balance Sheet and Cash Flow

Full year operating cash flow increased by $1.2 billion to $930 million compared with outflow of $272 million in the prior year period, with the significant improvement largely driven by working capital and a reduction in incentive compensation payments, which more than offset the impact of lower operating income and higher restructuring payments. The company continued to reduce inventories, which declined nearly $700 million versus the prior year period and nearly $250 million versus the third quarter of 2023.

At the end of 2023, Newell Brands had debt outstanding of $4.9 billion and cash and cash equivalents of $332 million, compared with $5.4 billion and $287 million, respectively, at the end of 2022.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

Fourth Quarter 2023 Operating Segment Results

The Home & Commercial Solutions segment generated net sales of $1.3 billion compared with $1.4 billion in the prior year period, reflecting a core sales decline of 8.2 percent and the impact of certain category exits, partially offset by the impact of favorable foreign exchange. Core sales decreased in all three businesses: Kitchen, Home Fragrance and Commercial. Reported operating income was $31 million, or 2.4 percent of sales, compared with operating loss of $300 million, or negative 21.6 percent of sales, in the prior year period. Normalized operating income was $162 million, or 12.7 percent of sales, compared with $58 million, or 4.2 percent of sales, in the prior year period.

The Learning & Development segment generated net sales of $635 million compared with $684 million in the prior year period, as a core sales decline of 7.7 percent was partially offset by the impact of favorable foreign exchange. Core sales decreased in both the Writing and Baby businesses. Reported operating income was $80 million, or 12.6 percent of sales, compared with $88 million, or 12.9 percent of sales, in the prior year period. Normalized operating income was $88 million, or 13.9 percent of sales, compared with $98 million, or 14.3 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $165 million compared with $211 million in the prior year period, reflecting a core sales decline of 21.8 percent. Reported operating loss was $45 million, or negative 27.3 percent of sales, compared with $14 million, or negative 6.6 percent of sales, in the prior year period. Normalized operating loss was $25 million, or negative 15.2 percent of sales, compared with $4 million, or negative 1.9 percent of sales, in the prior year period.

Full Year 2023 Operating Results

Net sales for the full year ended December 31, 2023 were $8.1 billion, a decline of 14.0 percent compared to the prior year, reflecting a core sales decrease of 12.1 percent, the impact of the sale of the Connected Home & Security business at the end of the first quarter 2022, as well as the impact of certain category exits and unfavorable foreign exchange.

Reported gross margin was 28.9 percent compared with 30.0 percent in the prior year, as the impact of fixed cost deleveraging, inflation and higher restructuring-related charges more than offset the benefits from FUEL productivity savings and pricing. Normalized gross margin was 30.2 percent, in-line with the prior year.

Reported operating loss was $85 million, or negative 1.0 percent of sales, compared with operating income of $312 million, or positive 3.3 percent of sales in the prior year. Non-cash impairment charges of $342 million and $474 million were incurred in the current and prior year, respectively, primarily related to goodwill and intangible assets. Normalized operating income was $570 million, or 7.0 percent of sales, compared with $956 million, or 10.1 percent of sales, in the prior year.

Net interest expense was $283 million compared with $235 million in the prior year.

Reported tax benefit was $155 million compared with $40 million in the prior year. The normalized tax benefit was $68 million compared with a tax provision of $17 million in the prior year.

Reported net loss was $388 million, or $0.94 diluted loss per share, compared with net income of $197 million, or $0.47 diluted earnings per share, in the prior year. Normalized net income was $330 million, or $0.79 normalized diluted earnings per share, compared with $654 million, or $1.57 normalized diluted earnings per share, in the prior year.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

Project Phoenix and Organizational Realignment Update

In January 2023, the company announced a restructuring and savings initiative, Project Phoenix, which was substantially implemented by the end of 2023. It incorporated a variety of initiatives designed to simplify the organizational structure, streamline the company’s real estate, centralize its supply chain functions, which include manufacturing, distribution, transportation and customer service, transition to a unified One Newell go-to-market model in key international geographies, and otherwise reduce overhead costs. The company implemented the new operating model in the first quarter 2023, consolidating its prior five operating segments into three operating segments: Home & Commercial Solutions, Learning & Development and Outdoor & Recreation. The company realized $154 million in pre-tax savings during 2023 and is on track to realize annualized savings in the range of $220 million to $250 million by the end of 2024. The company incurred $97 million in restructuring and related charges associated with Project Phoenix during 2023.

In January 2024, the company announced an organizational realignment, which is expected to strengthen the company’s front-end commercial capabilities, such as consumer understanding and brand communication, in support of the Where to Play / How to Win choices the company unveiled in June of 2023. In addition to improving accountability, Newell’s organizational realignment should further unlock operational efficiencies and cost savings, reduce complexity and free up funds for reinvestment. As part of the organizational realignment, the company is making several organizational design changes, which entail: standing up a cross-functional brand management organization, realigning business unit finance to fully support the new global brand management model, further simplifying and standardizing regional go-to-market organizations, and centralizing domestic retail sales teams, the digital technology team, business-aligned accounting personnel, the Manufacturing Quality team, and the Human Resources functions into the appropriate center-led teams to drive standardization, efficiency and scale with a One Newell approach. The company will also further optimize Newell’s real estate footprint and pursue other cost reduction initiatives. These actions are expected to be substantially implemented by the end of 2024. Once the organizational design changes are fully executed, the company expects to realize annualized pre-tax savings in the range of $65 million to $90 million, net of reinvestment, with $55 million to $70 million expected in 2024. Restructuring and related charges associated with these actions are estimated to be in the range of $75 million to $90 million and are expected to be substantially incurred by the end of 2024.

Outlook for First Quarter and Full Year 2024

The company initiated its outlook for first quarter and full year 2024 as follows:

	Q1 2024 Outlook	Full Year 2024 Outlook
Net Sales	10% to 8% decline	8% to 5% decline
Core Sales	8% to 6% decline	6% to 3% decline
Normalized Operating Margin	2.4% to 3.2%	7.8% to 8.2%
Normalized EPS	($0.09) to ($0.05)	$0.52 to $0.62

The company initiated its outlook for full year 2024 operating cash flow of $400 million to $500 million, including approximately $150 million to $200 million in cash payments associated with restructuring and related initiatives.

The company has presented or will present forward-looking statements regarding core sales, normalized operating margin, normalized earnings per share and free cash flow productivity. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin, normalized earnings per share or free cash flow productivity to their most directly comparable forward-looking GAAP financial measures because such information is not available,
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ fourth quarter and full year 2023 earnings conference call will be held today, February 9 at 9:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release and the accompanying remarks contain non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release, the additional financial information and accompanying remarks both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, divestitures, retail store openings and closings, certain market and category exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the current year reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt; certain tax benefits and charges; impairment charges; pension settlement charges; divestiture costs; costs related to the acquisition, integration and financing of acquired businesses; amortization of acquisition-related intangible assets; inflationary adjustments; fire related loss, net of insurance recoveries; and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as normalized earnings before interest, tax, depreciation, amortization and stock-based compensation expense.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense.

The company defines "net debt" as short-term debt, current portion of long-term debt and long-term debt less cash and cash equivalents. "Free cash flow" is defined as net cash provided by operating activities less capital expenditures. "Free cash flow productivity" is defined as the ratio of free cash flow to normalized net income less tax-effected restructuring and related costs. We are unable to present a quantitative reconciliation of forward-looking free cash flow productivity or normalized gross margin to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the benefits and savings associated with Project Phoenix and the Organizational Realignment, future macroeconomic conditions and similar matters, are forward-looking statements within the meaning of the federal securities laws. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “remain confident,” "remain optimistic," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to optimize costs and cash flow and mitigate the impact of softening global demand and retailer inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;
•our dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

•our ability to improve productivity, reduce complexity and streamline operations;
•risks related to our substantial indebtedness, potential increases in interest rates or changes in our credit ratings, including the failure to maintain financial covenants which if breached could subject us to cross-default and acceleration provisions in our debt documents;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•supply chain and operational disruptions in the markets in which we operate, including as a result of geopolitical and macroeconomic conditions and any global military conflicts, including those between Russia and Ukraine and in the Middle East;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and our ability to offset cost increases through pricing and productivity in a timely manner;
•our ability to effectively execute our turnaround plan, including Project Ovid, Project Phoenix, the Network Optimization Project and the Organizational Realignment;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with dispositions;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•our ability to consistently maintain effective internal control over financial reporting;
•a failure or breach of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs and environmental remediation costs and legislation and regulatory actions related to product safety, data privacy and climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect our intellectual property rights;
•significant increases in the funding obligations related to our pension plans; and
•other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the condensed consolidated financial statements. The company continues to be impacted by inflationary pressures, softening global demand, focus by major retailers to rebalance inventory levels, rising interest rates and the indirect macroeconomic impact of global military conflicts, which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we believe we have made our best estimates based upon current information, actual results could differ materially and may require future changes to such estimates and assumptions, including reserves, which may result in future expense.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Net sales	$2,076	$2,285	(9.1)%	$8,133	$9,459	(14.0)%
Cost of products sold	1,455	1,685		5,780	6,625
Gross profit	621	600	3.5%	2,353	2,834	(17.0)%
Selling, general and administrative expense	544	544	—%	2,001	2,033	(1.6)%
Restructuring costs, net	19	3		95	15
Impairment of goodwill, intangibles and other assets	68	326		342	474
Operating income (loss)	(10)	(273)	96.3%	(85)	312	NM
Non-operating expenses:
Interest expense, net	70	64		283	235
Loss on extinguishment of debt	—	1		—	1
Other (income) expense, net	84	(8)		175	(81)
Income (loss) before income taxes	(164)	(330)	50.3%	(543)	157	NM
Income tax benefit	(78)	(81)		(155)	(40)
Net income (loss)	$(86)	$(249)	65.5%	$(388)	$197	NM

Weighted average common shares outstanding:
Basic	414.2	413.6		414.1	415.7
Diluted	414.2	413.6		414.1	417.4
Earnings (loss) per share:
Basic	$(0.21)	$(0.60)		$(0.94)	$0.47
Diluted	$(0.21)	$(0.60)		$(0.94)	$0.47

Dividends per share	$0.07	$0.23		$0.44	$0.92
* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	December 31, 2023	December 31, 2022
Assets:
Current assets
Cash and cash equivalents	$332	$287
Accounts receivable, net	1,195	1,250
Inventories	1,531	2,203
Prepaid expenses and other current assets	296	312
Total current assets	3,354	4,052
Property, plant and equipment, net	1,212	1,184
Operating lease assets	515	578
Goodwill	3,071	3,298
Other intangible assets, net	2,488	2,649
Deferred income taxes	806	810
Other assets	717	691
Total assets	$12,163	$13,262
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,003	$1,062
Accrued compensation	190	123
Other accrued liabilities	1,375	1,272
Short-term debt and current portion of long-term debt	329	621
Total current liabilities	2,897	3,078
Long-term debt	4,575	4,756
Deferred income taxes	241	520
Operating lease liabilities	446	512
Other noncurrent liabilities	892	877
Total liabilities	9,051	9,743

Total stockholders' equity	3,112	3,519
Total liabilities and stockholders' equity	$12,163	$13,262

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Twelve Months Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(388)	$197
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	334	296
Impairment of goodwill, intangibles and other assets	342	474
Gain from sale of business	(1)	(136)
Deferred income taxes	(283)	97
Stock based compensation expense	50	12
Pension settlement charge	126	—
Loss on extinguishment of debt	—	1
Other, net	(33)	(24)
Changes to operating accounts, excluding the effects of divestitures:
Accounts receivable	67	130
Inventories	673	(276)
Accounts payable	(50)	(536)
Accrued liabilities and other	93	(507)
Net cash provided by (used in) operating activities	930	(272)
Cash flows from investing activities:
Proceeds from sale of divested businesses	11	617
Capital expenditures	(284)	(312)
Proceeds from settlement of swaps	43	25
Other investing activities	31	13
Net cash provided by (used in) investing activities	(199)	343
Cash flows from financing activities:
Short-term debt, net	(488)	619
Net proceeds from issuance of long-term debt	—	989
Payments on current portion of long-term debt	(2)	(1,091)
Repurchase of shares of common stock	—	(325)
Cash dividends	(184)	(385)
Equity compensation activity and other, net	10	(39)
Net cash used in financing activities	(664)	(232)
Exchange rate effect on cash, cash equivalents and restricted cash	(9)	(13)
Increase (decrease) in cash, cash equivalents and restricted cash	58	(174)
Cash, cash equivalents and restricted cash at beginning of period	303	477
Cash, cash equivalents and restricted cash at end of period	$361	$303
Supplemental disclosures:
Restricted cash at beginning of period	$16	$37
Restricted cash at end of period	29	16

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended December 31, 2023
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization and impairment	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$2,076	$—	$—	$—	$2,076
Cost of products sold	1,455	(37)	—	(13)	1,405
Gross profit	621	37	—	13	671
	29.9%				32.3%
Selling, general and administrative expense	544	(7)	(19)	(6)	512
	26.2%				24.7%
Restructuring costs, net	19	(19)	—	—	—
Impairment of goodwill, intangibles and other assets	68	—	(68)	—	—
Operating income (loss)	(10)	63	87	19	159
	(0.5)%				7.7%
Non-operating (income) expense	154	—	—	(77)	77
Income (loss) before income taxes	(164)	63	87	96	82
Income tax provision (benefit) [2]	(78)	16	14	38	(10)
Net income (loss)	$(86)	$47	$73	$58	$92

Diluted earnings (loss) per share**	$(0.21)	$0.11	$0.18	$0.14	$0.22

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 415.7 million shares for the three months ended December 31, 2023.
Totals may not add due to rounding.

[1] Transaction costs and other includes $60 million loss on pension settlement; $14 million related to Argentina devaluation and hyperinflationary adjustment; $11 million of inventory reserve due to changes in raw material regulation; $6 million of costs related to completed divestitures; $5 million loss on investment; $1 million loss due to changes in fair market value of investment and $1 million gain on disposition of a business. Includes $14 million of income tax benefit that results from amortization of a prior year normalized tax benefit.

[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended December 31, 2022
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization and impairment	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$2,285	$—	$—	$—	$2,285
Cost of products sold	1,685	(7)	—	(1)	1,677
Gross profit	600	7	—	1	608
	26.3%				26.6%
Selling, general and administrative expense	544	—	(16)	(33)	495
	23.8%				21.7%
Restructuring costs, net	3	(3)	—	—	—
Impairment of goodwill, intangibles and other assets	326	—	(326)	—	—
Operating income (loss)	(273)	10	342	34	113
	(11.9)%				4.9%
Non-operating (income) expense	57	—	—	(4)	53
Income (loss) before income taxes	(330)	10	342	38	60
Income tax provision (benefit) [2]	(81)	2	64	10	(5)
Net income (loss)	$(249)	$8	$278	$28	$65

Diluted earnings (loss) per share**	$(0.60)	$0.02	$0.67	$0.07	$0.16

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 414.9 million shares for the three months ended December 31, 2022.
Totals may not add due to rounding.

[1] Transaction costs and other includes $15 million of prior year impact related to an indirect tax reserve for an international entity; $9 million of bad debt reserve related to an international customer; $8 million related to expenses for certain legal proceedings; $3 million related to Argentina hyperinflationary adjustment; $1 million of costs related to completed divestitures; $1 million of debt extinguishment costs and $1 million loss due to changes in fair market value of investments. Includes income tax expense of $10 million that results from amortization of prior year normalized tax benefit.

[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Twelve Months Ended December 31, 2023
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization and impairment	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$8,133	$—	$—	$—	$8,133
Cost of products sold	5,780	(86)	—	(20)	5,674
Gross profit	2,353	86	—	20	2,459
	28.9%				30.2%
Selling, general and administrative expense	2,001	(13)	(76)	(23)	1,889
	24.6%				23.2%
Restructuring costs, net	95	(95)	—	—	—
Impairment of goodwill, intangibles and other assets	342	—	(342)	—	—
Operating income (loss)	(85)	194	418	43	570
	(1.0)%				7.0%
Non-operating (income) expense	458	—	—	(150)	308
Income (loss) before income taxes	(543)	194	418	193	262
Income tax provision (benefit) [2]	(155)	41	42	4	(68)
Net income (loss)	$(388)	$153	$376	$189	$330

Diluted earnings (loss) per share**	$(0.94)	$0.37	$0.90	$0.45	$0.79
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 415.6 million shares for the twelve months ended December 31, 2023.
Totals may not add due to rounding.

[1] Transaction costs and other includes $126 million loss on pension settlement; $30 million related to Argentina devaluation and hyperinflationary adjustment; $13 million of costs related to completed divestitures; $11 million related to expenses for certain legal proceedings; $11 million of inventory reserve due to changes in raw material regulation; $5 million loss on investment; $1 million gain on disposition of a business; $1 million fire-related insurance recoveries and reversal of $1 million to true-up an indirect tax reserve for an international entity. Includes $40 million of income tax expense that results from amortization of a prior year normalized tax benefit.

[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Twelve Months Ended December 31, 2022
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization and impairment	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$9,459	$—	$—	$—	$9,459
Cost of products sold	6,625	(22)	—	(4)	6,599
Gross profit	2,834	22	—	4	2,860
	30.0%				30.2%
Selling, general and administrative expense	2,033	(2)	(67)	(60)	1,904
	21.5%				20.1%
Restructuring costs, net	15	(15)	—	—	—
Impairment of goodwill, intangibles and other assets	474	—	(474)	—	—
Operating income	312	39	541	64	956
	3.3%				10.1%
Non-operating expense	155	—	—	130	285
Income (loss) before income taxes	157	39	541	(66)	671
Income tax provision (benefit) [2]	(40)	10	79	(32)	17
Net income (loss)	$197	$29	$462	$(34)	$654

Diluted earnings (loss) per share**	$0.47	$0.07	$1.11	$(0.08)	$1.57
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 417.4 million shares for the twelve months ended December 31, 2022.
Totals may not add due to rounding.

[1] Transaction costs and other includes $30 million related to expenses for certain legal proceedings; $15 million of prior year impact related to an indirect tax reserve for an international entity; $10 million related to Argentina hyperinflationary adjustment; $9 million of bad debt reserve related to an international customer; $6 million of costs related to completed divestitures; $1 million of debt extinguishment costs; $136 million gain on disposition of business and $1 million gain due to changes in fair market value of investments. Includes income tax expense of $44 million that results from amortization of prior year normalized tax benefit.

[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended December 31, 2023						Three Months Ended December 31, 2022						Year over year changes
		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [2]	Normalized Operating Income (Loss)	Normalized Operating Margin			Normalized
													Net Sales		Operating Income
	Net Sales						Net Sales						$	%	$	%
Home and Commercial Solutions	$1,276	$31	2.4%	$131	$162	12.7%	$1,390	$(300)	(21.6)%	$358	$58	4.2%	$(114)	(8.2)%	$104	NM
Learning and Development	635	80	12.6%	8	88	13.9%	684	88	12.9%	10	98	14.3%	(49)	(7.2)%	(10)	(10.2)%
Outdoor and Recreation	165	(45)	(27.3)%	20	(25)	(15.2)%	211	(14)	(6.6)%	10	(4)	(1.9)%	(46)	(21.8)%	(21)	NM
Corporate	—	(76)	—%	10	(66)	—%	—	(47)	—%	8	(39)	—%	—	―	(27)	(69.2)%
	$2,076	$(10)	(0.5)%	$169	$159	7.7%	$2,285	$(273)	(11.9)%	$386	$113	4.9%	$(209)	(9.1)%	$46	40.7%
*NM - NOT MEANINGFUL

[1]The three months ended December 31, 2023 normalized items consists of $68 million of impairment of indefinite-lived tradenames in the Home and Commercial Solutions segment; $63 million of restructuring and restructuring-related charges; $19 million of acquisition amortization costs; $11 million of inventory reserve due to changes in raw material regulation; $6 million of costs related to completed divestitures and $2 million Argentina hyperinflationary adjustment.
[2]The three months ended December 31, 2022 normalized items consists of $326 million impairment of goodwill and indefinite-lived tradenames in the Home and Commercial Solutions and Learning and Development segments ($321 million and $5 million, respectively); $16 million of acquisition amortization; $15 million of prior year impact related to an indirect tax reserve for an international entity; $10 million of restructuring and restructuring-related costs; $9 million of bad debt reserve related to an international customer; $8 million of expenses related to certain legal proceedings; $1 million of costs related to completed divestitures and $1 million of Argentina hyperinflationary adjustment.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Twelve Months Ended December 31, 2023						Twelve Months Ended December 31, 2022						Year over year changes
		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [2]	Normalized Operating Income (Loss)	Normalized Operating Margin			Normalized Operating
													Net Sales		Income (Loss)
	Net Sales												$	%	$	%
Home and Commercial Solutions	$4,428	$37	0.8%	$239	$276	6.2%	$5,194	$(212)	(4.1)%	$528	$316	6.1%	$(766)	(14.7)%	$(40)	(12.7)%
Learning and Development	2,706	213	7.9%	279	492	18.2%	2,950	593	20.1%	48	641	21.7%	(244)	(8.3)%	(149)	(23.2)%
Outdoor and Recreation	999	(83)	(8.3)%	78	(5)	(0.5)%	1,315	86	6.5%	30	116	8.8%	(316)	(24.0)%	(121)	NM
Corporate	—	(252)	—%	59	(193)	—%	—	(155)	—%	38	(117)	—%	—	―	(76)	(65.0)%
	$8,133	$(85)	(1.0)%	$655	$570	7.0%	$9,459	$312	3.3%	$644	$956	10.1%	$(1,326)	(14.0)%	$(386)	(40.4)%

[1]The twelve months ended December 31, 2023 normalized items consists of $342 million of impairment of goodwill, indefinite-lived tradenames and other assets primarily in the Home and Commercial Solutions, Learning and Development and Outdoor and Recreation segments ($78 million, $241 million and $22 million, respectively); $194 million of restructuring and restructuring-related charges; $76 million of acquisition amortization costs; $13 million of costs related to completed divestitures; $11 million related to expenses for certain legal proceedings; $11 million of inventory reserve due to changes in raw material regulation; $9 million Argentina hyperinflationary adjustment and reversal of $1 million to true-up an indirect tax reserve for an international entity.
[2]The twelve months ended December 31, 2022 normalized items consists of $474 million impairment of goodwill and indefinite-lived tradenames in the Home and Commercial Solutions and Learning and Development segments ($444 million and $30 million, respectively); $67 million of acquisition amortization; $39 million of restructuring and restructuring-related costs; $30 million of expenses related to certain legal proceedings; $15 million of prior year impact related to an indirect tax reserve for an international entity; $9 million of bad debt reserve related to an international customer; $6 million of costs related to completed divestitures and $4 million of Argentina hyperinflationary adjustment.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended December 31, 2023				Twelve Months Ended December 31, 2023
	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
Home and Commercial Solutions	(8.2)%	0.7%	(0.7)%	(8.2)%	(14.7)%	2.7%	0.3%	(11.7)%
Learning and Development	(7.2)%	—%	(0.5)%	(7.7)%	(8.3)%	—%	0.4%	(7.9)%
Outdoor and Recreation	(21.8)%	—%	—%	(21.8)%	(24.0)%	—%	1.0%	(23.0)%
Total Company	(9.1)%	0.5%	(0.7)%	(9.3)%	(14.0)%	1.5%	0.4%	(12.1)%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended December 31, 2023				Twelve Months Ended December 31, 2023
	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
North America	(12.2)%	0.5%	—%	(11.7)%	(16.5)%	2.1%	0.2%	(14.2)%
Europe, Middle East, Africa	(5.4)%	0.3%	(5.0)%	(10.1)%	(8.8)%	—%	(1.6)%	(10.4)%
Latin America	7.2%	—%	0.4%	7.6%	3.0%	—%	2.6%	5.6%
Asia Pacific	(9.8)%	—%	1.7%	(8.1)%	(21.6)%	—%	4.1%	(17.5)%
Total Company	(9.1)%	0.5%	(0.7)%	(9.3)%	(14.0)%	1.5%	0.4%	(12.1)%

[1] “Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed and planned divestitures (including the sale of the CH&S and Millefiori businesses), retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]Divestitures include the sale of the CH&S and Millefiori businesses, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2023 reported sales and is calculated by applying the 2022 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2023 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT AND NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	December 31, 2023	December 31, 2022
NET DEBT RECONCILIATION:
Short term debt and current portion of long term debt	$329	$621
Long term debt	4,575	4,756
Gross debt	4,904	5,377
Less: Cash and cash equivalents	332	287
NET DEBT [1]	$4,572	$5,090

Net income (loss)	$(388)	$197
Normalized items [2]	718	457
NORMALIZED NET INCOME	330	654

Normalized income tax [3]	(68)	17
Interest expense, net	283	235
Normalized depreciation and amortization [4] [5]	227	225
Stock-based compensation [6]	50	12
NORMALIZED EBITDA	$822	$1,143

[1]The Company defines net debt as gross debt less the total of cash and cash equivalents. The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.
[2]Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2023 and 2022 for further information and disclosures on normalized items excluded from net income.
[3]Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2023 and 2022 for further information and disclosures on normalized items excluded from income tax provision (benefits).
[4]Normalized Depreciation and Amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2023, the following items: (a) acquisition amortization expense of $76 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $31 million associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2023 for further information.
[5]Normalized Depreciation and Amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2022, the following items: (a) acquisition amortization expense of $67 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $4 million associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2022 for further information.
[6]Represents non-cash expense associated with stock-based compensation.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES OUTLOOK

	Three months ending			Twelve months ending
	March 31, 2024			December 31, 2024
Estimated net sales change (GAAP)	(10)%	to	(8)%	(8)%	to	(5)%
Estimated currency impact[1] and divestitures[2], net	~ 2%			~ 2%
Core sales change (NON-GAAP) [3]	(8)%	to	(6)%	(6)%	to	(3)%

[1]“Currency Impact” represents the effect of foreign currency on 2024 estimated net sales and is calculated by applying the 2023 average monthly exchange rates to the 2024 local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2024 net sales.
[2]Divestitures include the sale of Millefiori business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]Totals may not add due to rounding.